UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 17, 2006

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2589
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

Cleveland-Cliffs Inc published a news release on November 17, 2006 captioned, "Mesabi Nugget Project Placed on Hold" as follows:

Mesabi Nugget Project Placed on Hold

Cliffs and Kobe Steel to Proceed With Iron Nugget Plant

Cliffs Also Announces Restart of Northshore Furnace No. 5

Cleveland, OH—November 17, 2006–Cleveland-Cliffs Inc (Cliffs) (NYSE: CLF) today announced that the participants in Mesabi Nugget LLC have not been able to reach agreement on terms necessary to move forward with construction of a reduced iron plant.

The Company and the other principal parties in Mesabi Nugget LLC ─ Steel Dynamics and Kobe Steel ─ suspended efforts to jointly develop the Mesabi Nugget Project at the Cliffs Erie site in Hoyt Lakes, Minn.

However, Cliffs and Kobe Steel announced that they intend to proceed with development of a commercial-scale reduced iron plant, which will convert taconite into nearly pure iron in nugget form utilizing Kobe's ITmk3 technology at Cliffs’ Northshore Mining facility in Silver Bay, Minn.

Originally, the Mesabi Nugget venture among Cleveland-Cliffs, Kobe Steel, Steel Dynamics, Ferrometrics and the State of Minnesota was to build the initial iron nugget plant at the Cliffs Erie site. The inability of the parties to reach agreeable economic and commercial terms for the deal, including completion of non-recourse financing for the project, was cited as the reason for suspension of the project.

"Though we are disappointed with the temporary setback that this action represents, the iron nugget technology works and we intend to move forward," Cleveland-Cliffs Chief Executive Officer Joseph Carrabba said.

"We are committed to working with Kobe in developing its iron nugget technology," Carrabba added. "This high-potential project will open new markets for taconite from the Mesabi Range, and will bring new jobs to the region and make a significant contribution to the local economy. Minnesota has been very supportive, including making a significant investment in this technology, and it is Cliffs’ intention to build the reduced iron plant on the Range."

Kobe Steel’s General Manager and Head of Iron Unit Division Shohei Manabe reinforced Carrabba’s statement: "We are committed to the reduced iron business and believe that the iron nugget technology can significantly alter the raw material landscape for steel producers. While we are also disappointed by the delay created by this setback, we are nonetheless optimistic regarding the technology, as well as building the innovative operation in Minnesota. We look forward to working with Cleveland-Cliffs and the State of Minnesota to commercially deploy this technology."

Cliffs also announced today the planned restart of an idled pellet furnace at its Northshore mine pellet facility.

The Company has received all required environmental permits from the State of Minnesota to restart additional concentrate and pellet capacity at the facility. The furnace is expected to increase Cliffs’ North American pellet production by approximately 800,000 tons annually. Production is scheduled to commence in early 2008.

President—North American Iron Ore and Chief Financial Officer Donald J. Gallagher commented: "This expanded pellet capacity will support our ability to satisfy customers’ current and future requirements according to our long-term sales agreements."

To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:
http://www.cpg-llc.com/clearsite/clf/emailoptin.html

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company is majority owner of Portman Limited, the third-largest iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore.

This news release contains predictive statements that are intended to be made as "forward-looking" within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: changes in global demand for iron ore by integrated steel producers due to changes in steel utilization rates, consolidation and rationalization, operational factors, and electric furnace production; availability of capital equipment and component parts; availability of float capacity on the Great Lakes; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; inability to achieve expected production levels; failure to receive or maintain required environmental permits; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, transportation and employee benefit costs; and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position.
Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report for 2005, Reports on Form 10-K and Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

News releases and other information on the Company are available on the Internet at:
http://www.cleveland-cliffs.com.

SOURCE: Cleveland-Cliffs Inc

CONTACT: Media: 1-216-694-4870
Financial Community: 1-800-214-0739, or 1-216-694-5459

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc

November 20, 2006	By:	Donald J. Gallagher

Name: Donald J. Gallagher
Title: President North American Iron Ore, CFO and Treasurer